Exhibit 23.1


                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
ULTRADATA Corporation:



         We consent to the incorporation by reference in the previously filed registration statements on Form S-8 (No. 33-70506, 33-89872, 333-11351 and 333-87901) of CFI ProServices, Inc., d/b/a Concentrex Incorporated of our report dated February 12, 1998, with respect to the balance sheet of ULTRADATA Corporation as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears as an exhibit to this amendment No. 1 to the Form 8-K/A of Concentrex Incorporated.



KPMG LLP

Mountain View, California
October 25, 1999